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                                                                     EXHIBIT 5.2


                       [DICKINSON WRIGHT PLLC LETTERHEAD]



January 20, 2004



Atwood Automotive, Inc.
2791 Research Drive
Rochester Hills, MI  48309

RE:      REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

         We are issuing this opinion letter in our capacity as special counsel to Atwood Automotive, Inc., a Michigan corporation (the "Guarantor"), in connection with the Guarantor's proposed guarantee, along with the other guarantors under the Indenture (as defined below), of $50,000,000 in aggregate principal amount of 8 5/8% Senior Notes, due 2012, Series B (the "Exchange Notes"). The Exchange Notes are to be issued by Dura Operating Corp., a Delaware corporation (the "Issuer"), in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") on January 20, 2004, under the Securities Act of 1933, as amended (the "Securities Act") . The obligations of the Issuer under the Exchange Notes will be guaranteed by the Guarantor (the "Guarantee"), along with other guarantors. The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture (as it may be amended or supplemented from time to time, the "Indenture"), dated as of April 18, 2002, among the Issuer, the guarantors set forth therein and BNY Midwest Trust Company, as Trustee.

         In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, corporate records and other instruments (i) the Articles of Incorporation, as amended, of the Guarantor, as certified on January 13, 2004 by the Bureau of Commercial Services of the Michigan Department of Labor and Economic Growth, (ii) the by-laws of the Guarantor, (iii) a Certificate of Good Standing certified on January 13, 2004 by the Bureau of Commercial Services of the Michigan Department of Labor and Economic Growth, (iv) unanimous written consents of the board of directors of the Guarantor with respect to the Indenture and the issuance of the Guarantee dated as of April 4, 2002 and October 29, 2003, (v) the Registration Statement and (vi) the Indenture.

         We have also examined such other records, documents, certificates and instruments, and have made such other investigations as in our judgment are necessary to enable us to render the opinions expressed below.







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Atwood Automotive, Inc.
January 20, 2004
Page 2



         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Guarantor, and the due authorization, execution and delivery of all documents by the parties thereto other than the Guarantor. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Guarantor and others.

         Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any law except the laws of the State of Michigan and the Michigan case law decided thereunder and (ii) the "Blue Sky" laws and regulations of Michigan.

         Based upon and subject to the foregoing assumptions, qualifications and limitations and the further limitations set forth below, we are of the opinion that:

1. The Guarantor is a corporation validly existing and in good standing under the laws of the State of Michigan.

2. The Indenture has been duly authorized, executed and delivered by the Guarantor.

3. When (i) the Registration Statement has been declared effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the Indenture and duly delivered to the holders thereof in exchange for Old Notes, the Guarantee of the Exchange Notes will have been duly authorized, executed and delivered by the Guarantor.

4. The execution and delivery of the Indenture by the Guarantor and the performance by the Guarantor of its obligations thereunder (including with respect to the Guarantee) do not and will not conflict with or constitute or result in a breach or default under (or an event which with notice or the passage of time or both would constitute a default under) or result in the creation of a lien or encumbrance under or violation of any of, (i) the charter, bylaws or other organizational documents of the Guarantor or (ii) any statute or governmental rule or regulation of the State of Michigan or any political subdivision thereof.

5. No consent, waiver, approval, authorization or order of any State of Michigan court or governmental authority of the State of Michigan or any political subdivision thereof is required for the issuance by the Guarantor of the Guarantee, except such as may be required under the Securities Act or the Securities Exchange Act of 1934, as amended.





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Atwood Automotive, Inc.
January 20, 2004
Page 3



         In connection with our opinion expressed in paragraph 1, we have exclusively relied upon the certificate of the Bureau of Commercial Services of the Michigan Department of Labor and Economic Growth mentioned above.

         This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is predicated solely upon laws and regulations in existence as of the current date, and as they currently apply, and to the facts as they currently exist. We assume no obligation to revise or supplement this opinion should the present laws of the State of Michigan be changed by legislative action, judicial decision or otherwise.

         This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose, except that Kirkland & Ellis may rely upon this opinion to the same extent as if it were an addressee hereof.

We hereby consent to the filing of this opinion with the commission as Exhibit
5.2 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                                       Very truly yours,

                                                       DICKINSON WRIGHT PLLC

                                                       /s/ Dickinson Wright PLLC